EXHIBIT 99.1
IDM Pharma Presents Preliminary Results from Phase II
UVIDEM® Melanoma Vaccine Clinical Trial
- Results show UVIDEM was well-tolerated with signs of durable disease control in advanced melanoma patients -
IRVINE, Calif. – (PR NEWSWIRE) – June 5, 2007 – IDM Pharma, Inc. (Nasdaq: IDMI) today presented preliminary results from a Phase II UVIDEM (IDD-3) melanoma vaccine clinical trial (DC-MEL-202). The results showed that UVIDEM was well tolerated with evidence of efficacy and induction of immune response in patients with progressive metastatic melanoma.
The data were presented by Merrick I. Ross, M.D., Professor of Surgery, Chief, Melanoma Section, Department of Surgical Oncology at The University of Texas M. D. Anderson Cancer Center in Houston as an oral presentation titled “Clinical and immunological responses in patients with malignant melanoma treated with a dendritic cell-based vaccine. Preliminary report from a multi-institutional phase II clinical trial” (# 3004) at the 2007 American Society of Clinical Oncology (ASCO) 43rd annual meeting in Chicago.
“We are in great need of new drugs to treat our patients with metastatic melanoma” said Dr. Ross. “The preliminary analysis of the phase II clinical trial with IDM Pharma’s cancer vaccine, UVIDEM, suggests that several patients with advanced melanoma attained durable control of their disease after a treatment stimulating their own immune system cells. Additionally, the side effects experienced by our patients were minimal,” he added.
Study design and findings
DC-MEL-202 is a single arm, two-stage Phase II trial designed to evaluate clinical and immunological activities and the safety of a multivalent dendritic cell-based vaccine in patients with in-transit or low volume metastatic melanoma. Thirty-three patients were treated in the study and the results to date are as follows:
--	Clinical response (RECIST): out of 30 patients evaluable for efficacy, 9 (30%) showed evidence of clinical benefit (1 complete response (CR), 2 partial responses (PR) and 6 stable disease (SD)) with duration of response ranging from 9.4 to 26.5 months.

--	Assessment of pathological response in target sites in 4 patients (2 PR, 2 SD) showed:
--	complete pathological regression after resection of target sites in 2 patients; and

--	two patients were rendered free of disease after clinical stable disease and surgery of lung metastases.
--	Progression free survival (PFS) was 4.8 months with a median follow-up of 12 months.

--	Overall survival (OS) has not yet been reached as 21 patients are still alive. The survival rate at 9 months was 70%.

--	Immune response: 26 out of 29 evaluated patients (90%) showed detectable TAA-specific CD8+ T cells with 18 patients (62%) showing boosted or appearance of anti-TAA specific CD8+ T cells.

--	UVIDEM was well tolerated with toxicity limited to mild events with only one possibly related serious adverse event (SAE) reported (age related macular degeneration).

About UVIDEM
UVIDEM is a therapeutic specific immunostimulant developed by IDM Pharma in partnership with sanofi-aventis. Sanofi-aventis has worldwide marketing rights to UVIDEM in melanoma. UVIDEM consists of mature dendritic cells loaded with lysates from melanoma tumor cell lines. UVIDEM is produced in IDM Pharma GMP manufacturing facilities in Irvine, California and in Paris, France. UVIDEM has been administered to 143 patients in clinical development. Completion of patient enrollment in two Phase II clinical trials was previously announced. Thirty-eight patients with malignant melanoma were included in the US Phase II study and 53 patients with resected stage II/III melanoma were included in the European randomized Phase II study.
About Melanoma
According to the American Cancer Society, in 2007 approximately 59,940 new cases are expected to be diagnosed and it is estimated that approximately 8,110 people in the United Sates will die from the disease.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, JUNOVAN(TM) (mifamurtide for injection), known as MEPACT in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM’s applications requesting marketing approval of JUNOVAN for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy are under review by the U.S. Food and Drug Administration, or FDA, in the United States and by the European Medicines Agency, or EMEA, in Europe. IDM is jointly developing UVIDEM, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis. EP-2101 is currently being tested in non-small cell lung cancer (NSCLC) patients in a Phase II clinical trial and is composed of multiple tumor-specific CTL epitopes selected from tumor-associated antigens.
For more information, visit http://www.idm-pharma.com.
About sanofi-aventis
Sanofi-aventis is one of the world leaders in the pharmaceutical industry, ranking number one in Europe. Backed by a world-class R&D organization, sanofi-aventis is developing leading positions in seven major therapeutic areas: cardiovascular, thrombosis, oncology, metabolic diseases, central nervous system, internal medicine and vaccines. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY-News).
Forward-Looking Statements
This press release includes and the presentation described in this press release will include forward-looking statements that reflect management’s current views of future events including statements regarding the phase II UVIDEM study and the potential for UVIDEM as a treatment for melanoma, and review of the submissions for marketing approval of JUNOVAN by the FDA and the EMEA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for JUNOVAN, although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the FDA’s Oncologic Drug Advisory Committee that the results of the Company’s Phase III trial do not provide substantial evidence of effectiveness of JUNOVAN in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for JUNOVAN, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of JUNOVAN, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve JUNOVAN within the time frame expected by the Company or at all, and whether the Company will be able to manufacture JUNOVAN even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.